Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Announces Keith A. Woodward as Senior Vice President, CFO, Replacing Retiring Tom Paulson

MINNEAPOLIS, Nov. 27, 2018—Tennant Company (NYSE:TNC), a leading cleaning solutions provider, is pleased to announce the appointment of Keith A. Woodward to the position of Senior Vice President, CFO, effective Dec. 1, 2018. Mr. Woodward replaces Tom Paulson who announced his retirement earlier this year.

Mr. Woodward brings more than 30 years of finance and corporate leadership experience to Tennant, having spent the last 26 years with General Mills, Inc., most recently as Senior Vice President, Global Treasurer and prior to that as Senior Vice President, Finance, U.S. Retail for seven years. In his various and expanding leadership roles at General Mills, Mr. Woodward gained deep financial expertise and experience in operating finance roles, capital markets, M&A and portfolio shaping, and business strategy. He holds his undergraduate degree and MBA from Indiana University and currently sits on the Boards of Directors for Seneca Foods Corporation and Phillips Distilling Company.

“We are thrilled to have Keith Woodward join our senior management team as CFO at Tennant Company. With his depth of experience, we look to Keith to continue to drive our growth and profitability at Tennant,” said Chris Killingstad, President and CEO of Tennant Company. “Keith’s extensive leadership background and demonstrated commitment to financial excellence make him the ideal choice to drive Tennant’s continued momentum and uphold the high standards we’ve set for Tennant under the leadership of our retiring CFO, Tom Paulson,” said Killingstad, adding, “I want to personally thank Tom for his dedication and commitment to Tennant Company and wish him well in his retirement.”

Mr. Woodward will report directly to Chris Killingstad and will be located at Tennant Company’s world headquarters in Golden Valley, Minn.

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Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant’s global field service network is the most extensive in the industry. Tennant Company had sales of $1.0 billion in 2017 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world; and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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